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                                                                    Exhibit 10.8

                                    AGREEMENT


         Agreement made and entered into as of the 17th day of September, 1999 between Natural Health Trends Corp. (the "Company"), a Florida corporation having its principal place of business at 250 Park Avenue, New York, New York 10177 and Joseph P. Grace ("Grace") residing at 38 High Acre Road, Weston, Connecticut 06883.

                              W I T N E S S E T H:

         WHEREAS, Grace is presently employed by the Company; and

         WHEREAS, the parties would like to terminate this employment relationship on amicable terms.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

         1. TERMINATION. Grace's employment with the Company will be terminated effective as of September 17, 1999. Grace hereby resigns as a director of the Company effective as of September 17, 1999. Grace also hereby resigns as an officer and a director of any "affiliate" of the Company as defined under Rule 405 under the Securities Act of 1933, as amended.

         2. PAYMENTS.

         (a) The Company shall pay Grace or his designee ten equal payments at the rate of eight thousand three hundred thirty three dollars ($8,333) per month on the fifteenth day of each month through July 15, 2000. The period from the date of this Agreement from October 15,1999 through July 15, 2000 is hereafter referred to as the "Payment Period."

         (b) Grace agrees to perform consulting services subject to Grace's availability as designated by the Company and will report to the Company on a weekly basis. Grace shall devote a minimum of ten hours per month to such consulting services and Grace's failure to perform such services shall not affect the Company's obligation to make the payments required pursuant to paragraph 1(a).

         3. MUTUAL RELEASE. Grace hereby releases and discharges the Company, its affiliates and their respective partners, directors, officers, employees and agents (collectively, "Releasees") from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, which he ever had or now has against each or any of the Releasees. The Company hereby releases and discharges Grace from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, which the Company ever had or now has against Grace, including, but not limited to, those arising from his shareholder status, employment relationship, or service as a director with the Company, or the termination of such employment. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release the Company



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from: (a) its obligation to indemnify Grace for actions arising out of his duties as an officer and director of the Company; and (b) any other obligation arising under this Agreement.


         4. CONFIDENTIALITY. Grace acknowledges that during the term of his employment by the Company, he had access to certain confidential information of the Company, including without limitation information about business plans, customers, manufacturers, suppliers sourcing, costs, profits, markets, sales, products, product design, key personnel, pricing policies, operational methods, reports on the results of research and development work conducted by or on behalf of the Company, other business affairs and methods and other information not available to the public or in the public domain (hereinafter referred to as "Confidential Information"). Grace covenants and agrees that he will (i) keep secret all Confidential Information of the Company and will not, directly or indirectly, while such Confidential Information remains confidential, disclose or disseminate to anyone, or make use of, for any purpose whatsoever, such Confidential Information; and (ii) promptly deliver to the Company all tangible materials and objects containing Confidential Information (including all copies thereof, whether prepared by Grace or others) which Grace may possess or have under his control.

         5. STOCK OPTIONS. The Company shall grant Grace the option to purchase the shares of Common Stock set forth in the Stock Option Agreements annexed hereto.

         6. FUTURE COOPERATION.

         (a) Grace agrees to consult with the Board of Directors and management of the Company, from time to time, as requested by the Company with regard to operations, strategic planning and business development and such other aspects of the business of the Company as Grace and the Company may agree from time to time. Grace agrees to use his reasonable efforts subject to his reasonable availability to perform all services required hereunder in a competent and timely manner.

         (b) Grace hereby agrees to cooperate with the Company and its attorneys in connection with the defense and preparation of a defense relating to any claim or potential claim which arose during Grace's employment by the Company.

         7. NO WAIVER. No delay or failure by either party to this Agreement to exercise any right under this Agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right. No waiver shall be valid unless in writing and signed by Grace or an authorized officer of the Company, as the case may be, and any waiver by either party of a breach of any provision hereof shall not be construed as a waiver of any subsequent breach or violation thereof.

         8. SEVERABILITY. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (ii) if such provision cannot be so



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reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         9. GOVERNING LAW; SUBMISSION TO JURISDICTION. The validity, interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of New York (without giving effect to the laws, rules and principles of the State of New York regarding conflicts of laws). Grace and the Company agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Grace and the Company hereby irrevocably waive any objection to such jurisdiction or an inconvenient forum.

         10. MISCELLANEOUS. This Agreement may not be amended except by a written agreement signed by Grace and a duly authorized officer of the Company This Agreement shall be binding upon and inure to the benefit of Grace and the Company and his heirs and the Company's successors and assigns.

         11. OPPORTUNITY TO REVIEW. Grace acknowledges and agrees that he has been given a reasonable period, up to and including twenty-one days, to review and sign this Agreement. Grace further acknowledges that he has reviewed this agreement with legal counsel before signing it.

         12. RIGHT TO REVOKE THIS AGREEMENT. Grace acknowledges that he signed this Agreement on the date set forth above. In accordance with applicable law, he may revoke this Agreement at any time during the seven-day period after he signs this Agreement. Such revocation may be made by delivering a written notice of revocation to the Company during such seven day period. This Agreement will not be effective or enforceable until the date on which the revocation period has expired (the "Effective Date").

         13. PROTECTION OF REPUTATION. Neither party hereto nor their agents or employees will take any action which is intended, or would reasonably be expected, to harm the other party's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other party; provided, however, the foregoing limitation shall not apply to (a) compliance with any legal process or subpoena or (b) statements in response to authorized inquiry from a court or regulatory body.

          14. INDEMNIFICATION. The Company agrees to indemnify and hold Grace harmless from and against any losses, claims, damages or liabilities, to which Grace may become subject in connection with his employment by the Company and his service as a director and to reimburse Grace for any out-of-pocket expenses including reasonable fees and expenses of counsel (including the cost of any investigation and preparation) incurred by Grace in connection therewith,

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whether or not resulting in any liability; provided, however, that the Company shall not be liable under the foregoing indemnity to the extent that a court having jurisdiction shall have determined by a final judgment that such loss, claim, damage or liability resulted from the willful misconduct or gross negligence of Grace. This indemnification shall remain in full force and effect following the completion or termination of this Agreement

         15. ATTORNEY'S FEES. The parties agree that in the event of any dispute under this Agreement, the non-prevailing party shall be responsible for all costs and expenses of the prevailing party in such dispute, including reasonable attorney's fees.

         16. LATE PAYMENTS. In the event that any payment due under paragraph 1(a) is not paid within five days of the date such payment is due, then the Company shall pay to Grace the sum of $50 per day until such payment is made.

                  IN WITNESS WHEREOF, the parties have affixed their signatures the day and year written above.

                                 NATURAL HEALTH TRENDS CORP.


                                 By:
                                          --------------------------------
                                          Name:
                                          Title:




                                 --------------------------------------
                                 JOSEPH P. GRACE




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                                   SCHEDULE A


50,000 stock options @ $1.00
150,000 stock options @ $3.50 (subject to stockholder approval)

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